Exhibit 99.1
Planet Signs $230 Million Commercial Agreement for Pelican Satellites
Supports Increased High Resolution Capacity for Customers Around the World
Strengthens Planet’s Financial Position for FY’26 and Beyond
SAN FRANCISCO – January 29, 2025 – Planet Labs PBC (NYSE: PL), a leading provider of daily data and insights about Earth, today announced the signing of a multi-year $230 million agreement to expand its partnership with a long-standing, Asia-Pacific commercial partner. Pursuant to the agreement, Planet will build and deliver a constellation of new Pelican high resolution satellites, securing certain capacity on the satellites for the partner, in addition to providing operational services. Planet will leverage the increased capacity of the expanded fleet to serve its own government and commercial customers around the world.
“This agreement represents a significant milestone for Planet, it is our largest contract to date, and is a major step forward in what we see as a very large market opportunity for satellite services,” said Will Marshall, Planet’s CEO and Co-founder. “These types of partnerships are a win-win: our partners gain critical satellite capabilities and priority access to leading-edge technology, while they help Planet accelerate key space programs and create synergistic benefits for all our customers. We are strategically pursuing a select number of similar opportunities, spanning our Pelican, Tanager and SuperDove satellites across the defense and intelligence, civil government, and commercial sectors.”
“Today’s announcement builds on Planet’s ability to leverage its advanced space systems capabilities and IP to create unique value for partners,” said James Mason, Planet’s Chief Space Officer. “Our trusted partners have long expressed interest in our proprietary space systems technology and we’re proud to be able to fulfill their needs with our satellites and services. Our vertical integration and agile aerospace capabilities enable us to scale to customer and partner demand.”
Planet expects to recognize the $230 million of commercial payments from the partner as revenue over the build and operational service period of the satellites, which is estimated to be approximately seven years. Today’s announcement does not change Planet’s previously issued fourth quarter financial guidance provided as part of the Company’s December 9, 2024, earnings release.
“As shared on our prior earnings calls, we view these types of opportunities as highly strategic, enabling us to provide a differentiated capability for key partners and strengthen our financial position without taking on dilutive capital or debt,” said Ashley Johnson, Planet’s President and Chief Financial Officer. “We expect this expanded partnership will be meaningfully cash flow accretive to Planet in FY'26, and will strengthen our balance sheet for FY'27 and beyond. We look forward to sharing more details on our next earnings call.”
This is the third strategic space systems partnership Planet has signed in the last four years. In partnership with the Carbon Mapper Coalition, Planet has built, launched and deployed Tanager, a first-of-its-kind hyperspectral satellite, which is now producing a powerful dataset for use by customers and partners across government and commercial markets. In support of NASA’s Communications Services Project (CSP), Planet is developing real-time space-to-space connectivity solutions between Pelican and partner satellites with technology demonstrations onboard Planet’s Smallsat platform in 2025
Pelican is Planet’s next generation high resolution satellite, which enables continuity and enhancements over the current SkySat fleet, including in image quality, spectral bands, imaging capacity and latency. Planet successfully launched the Pelican-2 satellite on January 14, 2025, including the latest NVIDIA GPU processor for AI on the edge and satellite to satellite communications, which are together designed to enable Planet to deliver critical data to its customers in minutes rather than hours.
Planet’s geospatial data supports a range of applications—commercial, governmental, and public benefit—in agriculture, land use, defense, insurance, and sustainability. By offering real-time insights into global events like conflicts, disasters, natural resources, and commerce, Planet enhances efforts to advance peace and security, manage resources, and create business value.

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Exhibit 99.1
About Planet
Planet is a leading provider of global, daily satellite imagery and geospatial solutions. Planet is driven by a mission to image the world every day, and make change visible, accessible and actionable. Founded in 2010 by three NASA scientists, Planet designs, builds, and operates the largest Earth observation fleet of imaging satellites. Planet provides mission-critical data, advanced insights, and software solutions to over 1,000 customers, comprising the world’s leading agriculture, forestry, intelligence, education and finance companies and government agencies, enabling users to simply and effectively derive unique value from satellite imagery. Planet is a public benefit corporation listed on the New York Stock Exchange as PL. To learn more visit www.planet.com and follow us on X (formerly Twitter) or tune in to HBO's ‘Wild Wild Space’.
Forward-looking Statements
Certain statements contained in this press release are “forward-looking statements” about Planet within the meaning of the securities laws, including statements about Planet’s fourth quarter financial guidance, Planet’s future cash flows and balance sheets, Planet’s strategic partnerships, the expansion of the high resolution capacity of Planet’s fleet and the delivery of such capacity to Planet customers, Planet’s future growth in new and existing markets, Planet’s development of other satellites and connectivity solutions, Planet’s ability to scale to meet customer and partner demand, and Planet’s ability to deliver value on its purpose as a public benefit corporation. Such statements, which are not of historical fact, involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Such factors are detailed in Planet’s filings with the Securities and Exchange Commission. Planet does not undertake an obligation to update its forward-looking statements to reflect future events, except as required by applicable law.

Contacts
Planet Press
Claire Bentley Dale
comms@planet.com

Planet Investor Relations
Chris Genualdi, Cleo Palmer-Poroner
ir@Planet.com